Exhibit  23.02

CONSENT  OF  INDEPENDENT  ACCOUNTANTS


Northern  States  Power  Company

     We are aware that Northern States Power Company has incorporated by reference in its Registration Statement No. 333-000415 on Form S-3 (relating to the Northern States Power Company Dividend Reinvestment and Stock Purchase
Plan), Registration Statement No. 2-61264 on Form S-8 (relating to the Northern States Power Company Employee Stock Ownership Plan), Registration Statement No. 33-38700 on Form S-8 (relating to the Northern States Power Company Long-Term Incentive Award Stock Plan), Registration Statement No. 33-63243 on Form S-3 (relating to the Northern States Power Company $300,000,000 Principal Amount of First Mortgage Bonds) and Registration Statement No. 333-67675 on Form S-3 (relating to Northern States Power Company $400,000,000 Principal Amount of Debt Securities), the New Century Energies, Inc. Form 10-Q for the quarter ended March 31, 1999, which includes our report dated May 13, 1999, covering the unaudited interim financial information of New Century Energies, Inc. contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.


Very  truly  yours,

/s/

ARTHUR  ANDERSEN  LLP

Denver,  Colorado
May  13,  1999